Exhibit 10.1

SECOND AMENDMENT TO SUBLEASE

SECOND AMENDMENT TO SUBLEASE (this “Amendment”) made as of the 11th day of December, 2023, and effective as of January 1, 2024 (the “Effective Date”), by and between TIMES SQUARE TOWER ASSOCIATES LLC, a Delaware limited liability company (“Sublandlord”), and SELLAS LIFE SCIENCES GROUP, INC., a New York corporation (“Subtenant”).

RECITALS

A.       Pursuant to a Sublease dated as of June 5, 2020 (the “Original Sublease”), a Confirmation of Sublease Terms and Dates dated as of July 16, 2020 (the “Confirmation”), and a First Amendment to Sublease dated as of December 6, 2021 (the “First Amendment”; the Original Sublease, the Confirmation and the First Amendment being collectively referred to herein as the “Existing Sublease”) all between RIEMER & BRAUNSTEIN LLP, a Massachusetts limited liability partnership (“Riemer”), as sublandlord, and Subtenant, as subtenant, Subtenant subleased two portions of the 25th floor of the building known as Times Square Tower, 7 Times Square, New York, New York defined in the Existing Sublease as the “Sublet Premises” and the “Additional Premises”, respectively, as more particularly described in the Existing Sublease (the “Sublet Premises” and the “Additional Premises” being collectively referred to herein as the “Premises”).

B.       Pursuant to a Sublease Assignment and Assumption Agreement dated as of September 29, 2023 (the “Sublease Assignment”) between Riemer, as assignor, and Sublandlord, as assignee, effective as of January 1, 2024, Riemer has assigned and Sublandlord has assumed, all of the right, title, interest and obligations of Riemer as sublandlord under the Existing Sublease (excluding the FF&E under the First Amendment).

C.       The term of the Existing Sublease is scheduled to expire on December 30, 2024.

D.       Sublandlord and Subtenant desire to extend the term of the Existing Sublease upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein, Sublandlord and Subtenant hereby agree to amend the terms of the Existing Sublease as follows:

1.       Defined Terms. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Sublease, unless otherwise defined herein. The Existing Sublease, as the same is amended by this Amendment, is hereinafter referred to as the “Sublease”.

2.       Extension of Term. The Sublease Termination Date is hereby amended to be September 30, 2025 (referred to herein as the “New Term Expiration Date”). The period commencing on December 31, 2024 and ending on the New Term Expiration Date is referred to herein as the “New Term”.

3.       Size and Condition of Premises. Notwithstanding anything to the contrary contained in the Existing Sublease (a) during the New Term the Premises shall be deemed to consist of 8,470 rentable square feet of space and (b) Subtenant acknowledges that Subtenant is in occupancy of the Premises, accepts the Premises in “as is” condition, and Sublandlord has no obligation to perform any work or make any contribution available for the improvement of the Premises.

4.       Annual Rent. During the New Term, Annual Rent shall be as follows:

(i)       for December 31, 2024, the sum of $0.00; and

(ii)       From January 1, 2025 through the New Term Expiration Date, the sum of $635,250.00 per annum ($52,937.50 per month).

Notwithstanding anything to the contrary contained in the Existing Sublease, it is understood and agreed that Annual Rent for the New Term does not include an Electricity Component or other charge for electricity.

5.       Electricity. During the New Term, notwithstanding anything to the contrary contained in the Existing Sublease, the provisions set forth on Exhibit A attached hereto shall govern with respect to the provision of, and payment for, electricity for the Premises.

6.       Supplemental Air-Conditioning Unit. During the New Term, notwithstanding anything to the contrary contained in the Existing Sublease, Sublandlord shall maintain, repair and, if necessary, replace the Sublet Premises AC Unit at Subtenant’s cost and expense.

7.       Security Deposit. Sublandlord and Subtenant acknowledge and agree that (a) as of the Effective Date, pursuant to the Sublease Assignment, Riemer is obligated to transfer the cash Security Deposit in the amount of $225,000.00 to Sublandlord and (b) from and after Sublandlord’s receipt of the cash Security Deposit, Sublandlord shall continue to hold, and shall have the right to apply, the cash Security Deposit, in accordance with the terms of the Sublease.

8.       Representations. Subtenant represents to Sublandlord that, to Subtenant’s knowledge as of the date of this Amendment, (a) Riemer is not in default of any of its obligations under the Existing Sublease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Riemer and (b) Subtenant has no offsets, setoffs, rebates, concessions, claims or defenses against or with respect to the payment of Annual Rent or any other sums payable under the Existing Sublease.

9.       No Broker.

(a)       Each of Sublandlord and Subtenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than CBRE, Inc. (the “Broker”), and that to the best of its knowledge and belief, no other broker, finder or similar person procured or negotiated this Amendment or is entitled to any fee or commission in connection herewith. Landlord shall be responsible for and pay all fees and commissions due to the Broker in connection with this Amendment pursuant to a separate agreement.

(b)       Each of Sublandlord and Subtenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature, including reasonable attorneys’ fees and disbursements, which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or arising from a breach of the representation and warranty set forth in Section 9(a) above.

10.       Captions. The captions in this Amendment are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

11.       Effect of Amendment. Except as modified by this Amendment, the Existing Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.

12.       Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

13.       Electronic Signatures. The parties acknowledge and agree that, subject to the terms of this paragraph, this Amendment may be executed by electronic or digital signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic or digital signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., email of a pdf) of an original signature or the use of a mutually acceptable digital signature service provider and, absent contrary written instructions by the transmitting party, the transmission of such an electronic signature by fax, email or other electronic or digital means by one party hereto to the other party(ies) hereto shall constitute execution and delivery of this Amendment by the transmitting party. Any party hereto executing this Amendment by electronic or digital signature shall, upon request, as promptly as reasonably possible thereafter deliver such transmitting party’s original signature to this Amendment to the recipient party(ies), but the failure to do so shall not affect the validity of this Amendment.

Signatures on next page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SUBLANDLORD:

TIMES SQUARE TOWER ASSOCIATES LLC,
a Delaware limited liability company

By: BP TIMES SQUARE TOWER MEZZANINE LLC,
a Delaware limited liability company,
its sole member and manager

By: NO. 1 TIMES SQUARE DEVELOPMENT LLC,
a Delaware limited liability company,
its sole member and manager

By: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By: BOSTON PROPERTIES, INC.,
a Delaware corporation,
its general partner

By:	/s/ Heather Kahn
Name:	Heather Kahn
Title:	Senior Vice President

SUBTENANT:

SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Angelos Stergiou
Name:	Angelos M. Stergiou, M.D. ScD h.c.
Title:	President and Chief Executive Officer

EXHIBIT A

ELECTRICITY

Section 10.2   Electricity.      (a)      Sublandlord shall make electricity available to the Premises at a level sufficient to accommodate a demand load of six (6) watts per rentable square foot, exclusive of the Building HVAC System, and Subtenant covenants that Subtenant’s use and consumption of electricity shall not at any time exceed such amount, nor exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises. Subtenant shall, upon notice from Sublandlord, promptly cease the use of any of Subtenant’s electrical equipment which Sublandlord’s electrical engineer reasonably determines, causes Subtenant to exceed such capacity. Electrical consumption for the Premises, the Building HVAC System serving the floor, and the common areas of the floor shall be determined by meter(s) installed by Sublandlord at Sublandlord’s expense and Subtenant shall pay to Sublandlord, as additional rent, as follows: (i) the actual cost of metered electricity supplied to the Premises; (ii) Subtenant’s pro rata share of the actual cost of metered electricity supplied to the Building HVAC System serving the floor upon which the Premises is located (based upon the ratio of the rentable square footage of the Premises to the rentable square footage of the entire floor upon which the Premises is located); (iii) Subtenant’s pro rata share of the actual cost of metered electricity supplied to the common areas of the floor upon which the Premises is located (based upon the ratio of the rentable square footage of the Premises to the rentable square footage of the entire floor upon which the Premises is located); and (iv) three percent (3%) of the total of the charges set forth in (i) – (iii) above (the “Electricity Charge”). The cost of electricity provided to Premises, the Building HVAC System serving the floor, and the common areas of the floor means an amount equal to the Actual Rate (as hereinafter defined) multiplied by the number of kilowatt-hours of electricity used for the foregoing purposes during the period for which such payment is being made. Subtenant’s payments shall be made within thirty (30) days after receipt of a statement setting forth the number of kilowatt-hours used the foregoing purposes during such period, the Actual Rate, and the computation of Subtenant’s payment. For purposes hereof, the term “Actual Rate” shall mean the actual cost to Sublandlord of supplying one (1) kilowatt-hour of electricity to the Building, and such rate shall be determined by dividing (A) the total amount of the electric bill for the Building for the period(s) covered by Subtenant’s payment by (B) the number of kilowatt-hours of electricity supplied to the Building during such period. Subtenant shall also pay to Sublandlord Subtenant’s share (based upon the ratio of the rentable square footage of the Premises to the rentable square footage of the entire floor) of the cost to maintain and repair the meter(s) serving the floor.

(b)       Sublandlord reserves the right to discontinue furnishing electricity to Subtenant in the Premises at any time upon not less than thirty (30) days’ notice to Subtenant, provided such discontinuance equally applies to all Subtenants occupying space on the 25th floor of the Building. If Sublandlord, at Sublandlord’s option, exercises such right of discontinuance as provided herein, this Lease shall continue in full force and effect and shall be unaffected thereby, except that, from and after the effective date of such discontinuance, (i) the Electricity Charge shall no longer be payable under this Lease, (ii) Subtenant shall arrange to obtain electricity directly from the public utility company supplying electricity to the Building, (iii) all meters, equipment and other facilities which may be required for Subtenant to obtain electricity directly from such public utility company shall be installed by Sublandlord, at Sublandlord’s expense, and (iv) any such installation shall be maintained by Subtenant, at its expense, and shall be subject to such conditions as Sublandlord and/or the public utility company may require, and Sublandlord shall not be liable to Subtenant therefor and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued.

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(c)       If any taxes or charges are or shall be imposed upon Sublandlord or its agent in connection with the sale or resale of electricity to Subtenant, Subtenant covenants and agrees that, where permitted by law, Subtenant’s pro-rata share of such taxes or charges shall be passed on to Subtenant and paid by Subtenant to Sublandlord or its agent upon demand, as additional rent, without set-off or deduction. At all times during the Lease Term, Subtenant shall comply with all present and future general rules, regulations, terms and conditions applicable to service equipment, wiring and requirements in accordance with the regulations of the public utility company supplying electricity to the Building.

(d)       In the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system, Sublandlord may require the installation in accordance with Energy Star of separate metering or sub-metering equipment to monitor computer electrical usage (Subtenant being responsible for the costs of any such meter or sub-meter and the installation and connectivity thereof). Subtenant shall report to Sublandlord the electrical consumption measured by such meter on a monthly basis.

(e)       Notwithstanding anything to the contrary contained herein, Sublandlord shall not in any way be liable or responsible to Subtenant for any loss, damage or expense which Subtenant may sustain or incur as a result of the unavailability of or interruption in the supply of electricity to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant from any of its obligations under this Lease, or impose any liability upon Sublandlord or any Sublandlord Party, by reason of inconvenience or annoyance to Subtenant, or injury to or interruption of Subtenant’s business, or otherwise.

(f)       Sublandlord shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises at Subtenant’s sole cost and expense (except that the initial installation shall be at Sublandlord’s expense) provided that Sublandlord’s charges therefor shall be in accordance with Sublandlord’s regular rates in effect from time to time. All lighting tubes, lamps, bulbs and ballasts so installed shall become Sublandlord’s property upon the expiration or sooner termination of this Lease.

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